CALTON, INC.
                            FORM 10-K
             FOR FISCAL YEAR ENDED NOVEMBER 30, 1995

                          EXHIBIT 10.7
            EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT
          BETWEEN THE COMPANY AND ANTHONY J. CALDARONE
                  DATED NOVEMBER 21, 1995

             EXECUTIVE EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is entered into as of this 21st day of November, 1995 by and between Calton, Inc. (the "Employer" or the "Company"), a New Jersey corporation which maintains its principal executive offices at 500 Craig Road, Manalapan, New Jersey 07726, and Anthony J. Caldarone (the
"Executive"), an individual residing at 162 Anchor Drive, Vero
Beach, Florida 32963.

W I T N E S S E T H:

     WHEREAS, the Employer is engaged in the acquisition, design, development, construction and marketing of residential real estate including, without limitation, residential housing units; and

     WHEREAS, the Executive has had extensive experience in the field of residential and commercial real estate development and other related areas in a management capacity; and

     WHEREAS, the Employer desires to provide for the employment of the Executive as the President and Chief Executive Officer of the Company and to serve as the Chairman of the Board of Directors of the Company (the "Board") pursuant to the terms and conditions of this Agreement since the Employer believes that the Executive's business and technical experience, skill, acumen, and expertise will enhance the business and improve the profitability of the Company; and

     WHEREAS, the Board has determined that it is in the best interest of the Company to provide for the employment of the Executive as President, Chief Executive Officer and Chairman of the Board of the Company and believes that this Agreement will reinforce and encourage the attention and dedication of the Executive to the Company as the key member of the Company's management team.

     NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Employment.

          1.1 Term. The term of this Agreement shall commence on November 21, 1995 and end on November 30, 1998 (the "Term"), unless further extended or sooner terminated as hereinafter provided. On November 30, 1997, the Term of the Executive's employment shall be automatically extended one (1) additional year unless, on or before such date, the Employer shall have delivered to the Executive or the Executive shall have delivered to the Employer written notice that the Term of the Executive's employment hereunder will not be extended. The word "Term" as defined and used herein shall include any additional one (1) year extension period unless otherwise indicated.

          1.2 Powers, Duties and Responsibilities. For the Term of this Agreement, the Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer, to render service as President, Chief Executive Officer and Chairman of the Board of the Company, with such powers, duties and responsibilities consistent with the position of President, Chief Executive Officer and Chairman of the Board as provided for in the Employer's Bylaws and as otherwise may from time to time be determined by the Board and subject to the rights of the shareholders of the Company. The Executive agrees to devote the necessary working time to the Employer to accomplish the Company's goals and to diligently perform all duties and fulfill all responsibilities incident to his employment in a businesslike and efficient manner. The Executive shall be responsible for each facet of the Employer's business operations, and the Executive will report directly to the Employer's Board.

     The Executive agrees that he will not become involved in any activity outside of the business of the Company that would interfere with the performance of his duties hereunder or any activity that would be inimical to or contrary to the best interests of the Employer.

     2.  Compensation and Benefits.

          2.1 Salary. During the period of the Executive's employment hereunder, the Executive shall receive a salary of Two Hundred and Fifty Thousand Dollars ($250,000) per annum paid in accordance with the Employer's normal payroll practices (the "Base
Compensation").   The payment of such Base Compensation to the
Executive shall not prevent the Executive from participating in any other compensation or benefit plan provided by the Employer, unless excluded by the terms of any such plan. No other compensation, benefit, or payment made by the Employer hereunder shall in any way limit or reduce the obligation of the Employer to pay the Executive's Base Compensation hereunder. Base Compensation as defined and used herein shall include any increase thereto pursuant to an action of the Board or the Compensation Committee of the Board (the "Compensation Committee").

          2.2 Bonus Compensation. The Executive shall be entitled to receive bonus compensation pursuant to the Executive's participation in the Calton, Inc. Incentive Compensation Plan
("Incentive Plan"). The Executive shall be eligible to participate in any other bonus compensation plan or arrangement otherwise provided by the Employer to senior level executives of the Company.

     In each fiscal year during the Term of this Agreement, the Executive shall be entitled to receive bonus compensation under the Incentive Plan in an amount which is no less than one-half (1/2) of the average percentage that all other bonus awards to eligible Incentive Plan participants are of the respective participant's base salary compensation for the relevant fiscal year; provided, however, that the Executive may not receive bonus compensation for a particular fiscal year under the Incentive Plan that is in excess of thirty percent (30%) of the designated bonus pool provided under the Incentive Plan (the "Bonus Pool") for that same fiscal year. The Executive may receive bonus compensation that exceeds one hundred percent (100%) of his Base Compensation under the Incentive Plan for a particular fiscal year and the Employer, acting through its Board or a committee thereof, may, in its discretion, award bonus compensation to the Executive in excess of the minimum level specified in the preceding sentence, subject to the above described limit of thirty percent (30%) of the Bonus Pool for that fiscal year.

          2.3 Benefit Plans. The Executive will be entitled to participate in all Employer benefit plans available, or hereafter made available, to senior level executives of the Employer. The Executive will be eligible to participate in any existing stock option plan or any stock option plan or arrangement hereafter adopted by the Employer.

     For purposes of eligibility for participation or vesting in the benefits provided by any Employer sponsored benefit plan, the Executive will receive credit for his prior service with Company as President and Chief Executive Officer. Except as provided herein or required by the terms of an Employer sponsored benefit plan, nothing paid to the Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Compensation payable to the Executive pursuant to Section 2.1 of this Agreement.

          2.4 Relocation Expenses. The Employer agrees to reimburse Executive the expenses Executive incurs to relocate his family and establish a secondary residence in New Jersey in an amount not to exceed Forty-Five Thousand ($45,000) Dollars, which shall include but not be limited to travel expenses and temporary lodging.

          2.5 Perequisites. During the Term of this Agreement, the Executive will be entitled to and the Employer will provide a monthly automobile allowance of Six Hundred Dollars ($600) to be applied towards the purchase or lease of an automobile suitable to the Executive's position with the Employer. The Employer shall reimburse the Executive for all expenses related to fuel, oil, tolls, maintenance and repairs for any such automobile.

     The Executive shall be entitled to receive any perquisites available, or hereafter made available, to senior level executives of the Company.

          2.6 Vacation.  The Executive shall be entitled to fifteen
(15) days paid vacation per annum.

     3. Termination. The Executive's employment by the Employer hereunder may be terminated under the following conditions:

          3.1 Death. The Executive's employment hereunder shall terminate immediately upon his death, and the Employer shall pay to the Executive's designated beneficiary, or if he leaves no designated beneficiary to his estate, any Base Compensation which has been earned but is unpaid and any unreimbursed expenses or other unpaid benefits due the Executive hereunder at the time of his death.

          3.2 Disability. In the case of any disabling illness or injury, whether physical or mental (the "Disability"), the Executive shall submit to all reasonable requests by the Employer to permit physical examination by experts retained by the Employer.

If following such examinations by the Employer's experts and the Executive's experts the Board in its sole discretion determines that the Executive is unable to perform the duties required of him under this Agreement, or if the Executive fails for any reason to perform the duties required of him under this Agreement for a period of one hundred and eighty (180) consecutive days or a total of two hundred and seventy (270) days, whether or not such days are consecutive, in any three hundred and sixty (360) day period, the Employer may terminate, without written notice and upon the expiration of any waiting period to the Executive's qualification for long-term disability benefits under any applicable disability income plan, the Executive's employment pursuant to this Agreement, regardless of whether the existing carrier concurs that the Executive is permanently disabled and entitled to benefits under any such plan. The Board's determination regarding the Disability of the Executive shall be binding upon the Executive. Upon termination of the Executive for Disability, the Executive shall receive the Severance Compensation and shall be entitled to the Severance Benefits as defined in Section 3.7 hereunder.

          3.3 Termination for Just Cause by Employer. In the event the Executive is subject to a final, unappealable adjudication by a court of competent jurisdiction for the commission of a felony in connection with the performance of his duties as an officer of the Employer that directly results in a personal financial benefit to the Executive, the Employer may at any time without notice terminate the Executive's employment hereunder, and the Executive shall have no right to receive any Base Compensation, or benefits of any kind whatsoever, except those benefits which are vested or otherwise owned by the Executive, on and after such date of termination. The Executive shall not receive any bonus or incentive compensation, pursuant to Section 2.2 of this Agreement, for the year of termination if such termination is by the Employer for just cause.

          3.4 Termination without Cause by Employer. The Employer may at any time, by written notice issued in accordance with
Section 9 hereunder which establishes the date of termination of this Agreement, terminate the Executive's employment under this Agreement without cause. Upon termination without cause by the Employer, the Executive is entitled to receive from the Employer any earned but unpaid Base Compensation as well as receive from the Employer any unreimbursed expenses or other unpaid benefits owed as of the date of termination. Further, in the event of a termination without cause by the Employer, the Executive is entitled to the Severance Compensation and Severance Benefits as defined in Section
3.7 hereunder.

          3.5 Termination without Cause by the Executive. The Executive may terminate this Agreement without specific cause or reason upon ninety (90) days written notice to the Employer. The Employer may at any time, in its sole discretion, shorten or eliminate the ninety (90) day notice period by written notice to the Executive. The Executive shall receive no further Base Compensation, other than amounts earned but unpaid, nor benefits of any kind, other than amounts to which the Executive is entitled to reimbursement and those benefits which are vested or otherwise owned by the Executive, following the ninety (90) day notice period, or such abbreviated period to the extent it is shortened or eliminated by the Employer as provided above. The Executive shall not be entitled to bonus or incentive compensation, pursuant to
Section 2.2 of this Agreement, for the year of termination if such termination is by the Executive without cause. For purposes of this Agreement, termination by the Executive "without cause" shall mean termination for any reason other than death, disability, retirement with the Employer's consent, or termination by the Executive for just cause as defined in Section 3.6 hereunder. During the ninety (90) day notice period, or any such abbreviated period, the Executive shall continue to faithfully and diligently perform all duties assigned to him by the Board.

          3.6 Termination for Just Cause by the Executive. The Executive may terminate this Agreement upon ninety (90) days written notice to the Employer in the event that (a) the Board fails to reelect the Executive as President, Chief Executive Officer and Chairman of the Board of the Company during the Term of this Agreement; (b) the Board significantly reduces the nature or scope of the authorities, powers, functions or duties attached to the office of the President, Chief Executive Officer or Chairman of the Board of the Company; (c) the Employer breaches any material covenant under this Agreement, and such breach is not cured within forty-five (45) days of the issuance of written notice by the Executive to the Employer identifying the breach; or (d) the Employer consents to the Executive's retirement. Upon termination at the conclusion of the ninety (90) day period, the Executive is entitled to receive from the Employer any earned but unpaid Base Compensation and any unreimbursed expenses or other unpaid benefits owed as of the date of termination. The Employer may shorten or eliminate the ninety (90) day notice period by providing written notice to the Executive. Further, the Executive shall be entitled to the Severance Compensation and Severance Benefits as defined in
Section 3.7 hereunder. Except for Section 3.6(d), an election by the Executive to terminate this Agreement for just cause shall not be deemed a voluntary termination of employment by the Executive for the purpose of this Agreement or any plan or practice of the Employer.

          3.7 Severance Compensation and Severance Benefits. Pursuant to this Agreement, severance compensation and benefits shall mean: (a) within ten (10) calendar days of the date of termination, a single cash payment in an amount equal to one year payment of the Base Compensation; (b)(i) within ten (10) calendar days of the date of termination, payment for accrued and unused vacation for the year of termination; and (b)(ii) payment of the Executive's prorated bonus or incentive compensation, if any, pursuant to Section 2.2 of this Agreement, for the year of termination in accordance with the ordinary payment procedures under and other terms and provisions of the Incentive Plan or any other bonus compensation plan (payments pursuant to 3.7(a) and 3.7(b) are collectively, the "Severance Compensation"); (c)(i) to the extent that the Executive is insurable, the Employer shall reimburse the Executive the cost of COBRA benefits, other than long term disability coverage, for the Executive and his family for a period of eighteen (18) months following the date of termination, subject to any limitation on the provision of such benefits established by then existing law; provided, however, that if the Employer is not able to provide coverage under COBRA for any reason, including, without limitation, that the Executive is deemed uninsurable, the Employer shall make a lump-sum cash payment to the Executive in an amount equal to the Employer's cost for such COBRA benefits over such eighteen (18) month period if such benefits had been available for the Executive and his family; and (c)(ii) Executive shall have the right to convert any other Employer sponsored benefit plan to the extent provided for by the terms of such plan, but the Employer shall have no obligation to make payments in connection with any such conversion (the benefits described in Section 3.7(c) are collectively, the "Severance Benefits").

     In the event the Employer issues a notice of non-extension of this Agreement to the Executive in accordance with Section 1.1 of this Agreement, the Executive shall be entitled to the Severance Compensation and Severance Benefits in accordance with the terms and at the times provided in this Section 3.7. In the event the Executive issues a notice of non-extension of this Agreement to the Employer in accordance with Section 1.1 of this Agreement, the Executive shall not be entitled to the Severance Compensation and Severance Benefits provided in this Section 3.7.

     4.  Covenants of the Executive.

          4.1 Covenants Against Competition. The Executive acknowledges that (i) the principal business of the Employer is the acquisition, design, development, construction and marketing of residential real estate including residential housing units; (ii) the Employer's business is conducted in various geographic regions of the United States of America; (iii) the Executive's work for the Employer will bring him and will continue to bring him into close contact with many trade secrets of and confidential information concerning the Employer, its subsidiaries and its affiliates which are not readily available to the public; and
(iv) the covenants in this Section 5 are essential to protect the business and goodwill of the Employer. In order to induce the Employer to enter into this Agreement, the Executive covenants and agrees that:

          4.1.1 Non-Compete. For the Term of this Agreement, and for a period of twelve (12) months following termination of the Executive's employment (the "Restricted Period"), other than for just cause by the Employer or without cause by the Executive, the Executive shall not, in any state in which the Employer is actively engaged in the business of the Employer: (i) compete with the Employer by engaging in the Employer's business of acquiring, designing, developing, constructing and marketing residential real estate, including, without limitation, residential housing units; or (ii) become interested in or engaged in the Employer's business of acquiring, designing, developing, constructing and marketing residential real estate, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, senior level management employee, trustee, consultant or in any other relationship or capacity. Notwithstanding the foregoing, the scope of this Section 4.1.1 shall not be deemed to include the states of California, Illinois, Pennsylvania or Florida with the exception of the Orlando metropolitan area and any other county in Florida in which the Employer currently owns property or has executed a contract to purchase land and New Jersey with the exception of Morris, Warren, Hunterdon, Middlesex, Somerset, Mercer, Monmouth and Burlington counties.

          4.1.2 Corporate Opportunities. During the Restricted Period, the Executive shall not acquire any ownership, creditor's, beneficial or pecuniary interest, or become a director, officer or significant equity holder in any entity that acquires any ownership, creditor's, beneficial, or pecuniary interest, in any residential real estate development project of the Employer or any of its subsidiaries or other affiliated entities.

          4.1.3 Confidential Information. During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, except in the course of performing his duties for the Employer, all proprietary and/or confidential matters of the Employer, its subsidiaries and its affiliates, including, without limitation, details of contracts, pricing policies, operational methods, marketing plans and strategies, real estate acquisition, development and design techniques, projects and plans, business acquisition plans, new personnel acquisition plans, and other business affairs of the Employer and its subsidiaries and other affiliated entities learned by the Executive heretofore or hereafter; provided, however, the Executive shall not be restricted with respect to use of confidential information that (i) was rightfully known to Executive prior to disclosure by Employer; (ii) is or becomes public knowledge through no action or default on the part of the Executive; (iii) is disclosed to the Executive by a third party, provided that the third party has the lawful right to make such disclosure; (iv) is approved by the Board in writing for disclosure to specified third parties; or (v) is required to be disclosed by Executive pursuant to a court order.

          4.1.4  Nonsolicitation of Employees.  During the
Restricted Period, the Executive shall not, directly or indirectly, hire, solicit or encourage any employee to leave the employment of the Employer or any of its subsidiaries or other affiliated entities.

          4.1.5 Property of the Employer. All memoranda, notes, lists, records and other documents, and all copies thereof, including but not limited to such items stored in computer memories, on microfilm or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive, concerning the business of the Employer or any of its subsidiaries or other affiliated entities are and shall be the Employer's property and shall be delivered to the Employer promptly upon the termination of the Executive's employment with the Employer or at any other time on request. The Executive shall be entitled to copies of any of the materials referenced herein, at no cost and expense to the Executive, to the extent necessary to (i) defend any lawsuit; (ii) respond to any inquiry from any court or governmental agency related to such materials; (iii) respond to any tax audits; or (iv) to respond to any other inquiries which require Executive to have access to such materials.

          4.2 Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach, of any of the provisions of Section 4.1, the Employer shall have the rights and remedies set forth in this Section 4.2 of this Agreement, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer in law or in equity.

               4.2.1 Specific Performance. The Employer shall have the right and remedy to have the covenants of this Section 4 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide adequate remedy to the Employer.

               4.2.2 Accounting. The Employer shall have the right and remedy to require the Executive to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits (collectively, the "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the covenants of Section 4, and the Executive shall account for and pay over such Benefits to the Employer.

          4.3 Severability of Covenants. If any court determines that any of the covenants of Section 4, or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          4.4 Blue-Pencilling. If any court determines that any of the covenants of Section 4, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     5. Binding Effect. The respective obligations of the Employer and the Executive under this Agreement shall inure to the benefit of and be binding upon the Employer and the Executive and the respective successors and assigns of the Employer. This Agreement shall be assignable by the Employer but not by the Executive. As used herein, the term "successors and assigns" shall include any entity which acquires all or substantially all of the assets and businesses of Employer whether by purchase, merger, consolidation or otherwise.

     6. Applicable Law. The Agreement shall be interpreted and construed in accordance with the laws of the State of New Jersey.

     7. Indemnification. The Employer will defend and indemnify the Executive as provided for in the Employer's Bylaws, regardless of any subsequent amendment, which may restrict or limit the Executive's right to indemnification as set forth in the Bylaws, or repeal of the relevant Bylaw provisions. Further, the Executive shall be covered by any directors' and officers' insurance policy (the "D&O Policy") provided by the Employer for its officers and directors to the fullest extent that coverage pursuant to any such D&O Policy is provided for the Employer's other officers and directors. Following the termination of the Executive's employment with the Employer, the Executive shall be covered by any then existing or subsequently obtained D&O Policy to the same extent that any such D&O Policy provides coverage for officers or directors of the Employer. Following termination of his employment with the Employer, the Executive will be entitled to request and obtain an endorsement or other customary form of confirmation from the carrier of any such D&O Policy that the Executive is covered as a former officer or director of the Employer.

     8.  Representations and Warranties of the Employer.  The
Employer represents and warrants that the execution of this Agreement by the Employer has been duly authorized by all required resolutions of its Board and/or Board committees.

     9. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly issued when hand delivered, or when dispatched to any overnight delivery service, or when deposited for mailing in a United States mailbox or at a United States Post Office if sent postage prepaid and return receipt requested by United States Certified or Registered Mail.

          If to the Executive:

               Anthony J. Caldarone
               162 Anchor Drive
               Vero Beach, Florida   32963

          If to the Employer:

               Calton, Inc.
               500 Craig Road
               Manalapan, New Jersey  07726

or such other address as any party may have furnished to the other in writing in accordance herewith.

     10. Entire Agreement. This Agreement sets forth the entire understanding between the Employer and Executive with respect to the employment of the Executive by the Employer, and it supersedes all prior and contemporaneous, written, oral, express and implied communications, agreements and understandings between the Executive and the Employer, its subsidiaries and its other affiliated entities. In the event that any term, or condition or provision of this Agreement varies from, or is in any way dissimilar to or a conflict with, any term, condition or provision of any of the Employer's benefit plans or any other agreement between the Employer and the Executive, the terms, conditions and provisions of this Agreement will control.

     11. Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such waiver, amendment, modification or discharge is approved by the Board, or a committee of the Board having appropriate authority, and agreed to in writing signed by both the Executive and the Employer.

     12. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13. Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original, but all of which together constitute one and the same Agreement.

     14. Effective Date. The parties hereto agree that this agreement is effective and legally binding as of November 21, 1995.

     15. Stock Options. Subject to the condition as to shareholder approval set forth below, the Executive shall be granted options to acquire 500,000 shares of the Employer's Common Stock under a new stock option plan which shall be adopted and approved by the Employer's Board of Directors. The grant of such options shall be conditioned upon the approval of such plan by the shareholders of the Employer and the exercise of such options shall be conditioned upon registration of the shares underlying such options under the Securities Act of 1933, as amended. The exercise price of such options, all of which shall be fully vested upon grant, shall be equal to the fair market value of the Common Stock of the Employer on the date of the adoption of the plan by the Employer's Board of Directors.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

WITNESS:


__________________________          /s/ Anthony J. Caldarone
                                    Anthony J. Caldarone


ATTEST:                              CALTON, INC.


/s/Carol S. Kuehne              By: /s/ Robert A. Fourniadis
Carol S. Kuehne,                    Robert A. Fourniadis,
Assistant Secretary                 Senior Vice President